EXHIBIT 99.1

Amazon.com Directors:

Name	Present Principal Occupation or Employment	Business Address	Shares of drugstore.com Common Stock Beneficially Owned
Jeffrey P. Bezos	President, Chief Executive Officer and Chairman of the Board, Amazon.com, Inc.	Amazon.com, Inc. 410 Terry Avenue North Seattle, WA 98109-5210	12,963,339(1)

Tom A. Alberg	Managing Director, Madrona Venture Group, LLC	Madrona Venture Group 1000 Second Avenue, Suite 3700 Seattle, WA 98104	-0-

John Seely Brown	Visiting Scholar and Advisor to the Provost, University of Southern California	1110 Waverley Street Palo Alto, CA 94301	-0-

William B. Gordon	Partner, Kleiner Perkins Caufield & Byers	Kleiner Perkins Caufield & Byers 2750 Sand Hill Road Menlo Park, CA 94025	-0-(2)

Alain Monié	President and Chief Operating Officer, Ingram Micro Inc.	Ingram Micro Inc. 1600 E. St. Andrew Place, Santa Ana, CA 92705	-0-

Thomas O. Ryder	Retired, Former Chairman, Reader’s Digest Association, Inc.	59 Grove Street, Suite 1G New Canaan, CT 06840	-0-

Patricia Q. Stonesifer	Chair, Board of Regents, Smithsonian Institution	c/o Gates Foundation PO Box 23350 Seattle, WA 98102	-0-

(1)	Reflects the 12,963,339 shares beneficially owned by Amazon.com. Mr. Bezos is President, Chief Executive Officer and Chairman of the Board of Amazon.com and beneficially owns approximately 20% of its outstanding common stock. Mr. Bezos disclaims beneficial ownership of and any pecuniary interest in these shares.
(2)	Mr. Gordon is a partner at Kleiner Perkins Caufield & Byers, LLC (“KPCB”). Mr. Gordon does not have or share voting power or the power to direct the disposition of shares of drugstore.com Common Stock held by funds managed by KPCB and disclaims beneficial ownership of shares of drugstore.com Common Stock held by such funds.

Amazon.com Executive Officers:

Name	Present Principal Occupation and Business Address*	Shares of drugstore.com Common Stock Beneficially Owned
Jeffrey P. Bezos	President, Chief Executive Officer and Chairman of the Board	12,963,339(1)

Jeffrey M. Blackburn	Senior Vice President, Business Development	-0-

Sebastian J. Gunningham	Senior Vice President, Seller Services	-0-

Andrew R. Jassy	Senior Vice President, Web Services	-0-

Steven Kessel	Senior Vice President, Worldwide Digital Media	-0-

Marc A. Onetto	Senior Vice President, Worldwide Operations	-0-

Diego Piacentini	Senior Vice President, International Retail	-0-

Shelley L. Reynolds	Vice President, Worldwide Controller, and Principal Accounting Officer	-0-

Thomas J. Szkutak	Senior Vice President and Chief Financial Officer	-0-

H. Brian Valentine	Senior Vice President, Ecommerce Platform	-0-

Jeffrey A. Wilke	Senior Vice President, North America Retail	-0-

L. Michelle Wilson	Senior Vice President, General Counsel, and Secretary	-0-

*	The present principal occupation of all executive officers of Amazon.com is with Amazon.com. The business address of all executive officers is Amazon.com, Inc., 410 Terry Avenue North, Seattle, Washington 98109-5210.
(1)	Reflects the 12,963,339 shares beneficially owned by Amazon.com. Mr. Bezos is President, Chief Executive Officer and Chairman of the Board of Amazon.com and beneficially owns approximately 20% of its outstanding common stock. Mr. Bezos disclaims beneficial ownership of and any pecuniary interest in these shares.